April 27, 2005




IDS Life Insurance Company
70100 AXP Financial Center
Minneapolis, MN 55474

RE:      IDS Life Insurance Company
         IDS Life Group Variable Annuity Contract
         Post-Effective Amendment No. 14 on Form S-2
         File No. 33-48701

Ladies and Gentlemen:

I am familiar with the above-referenced Registration Statement filed by IDS Life Insurance Company ("Company") on behalf of the Account with the Securities and Exchange Commission.

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:

1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue the contracts.

2. The contracts issued by the Company, when offered and sold in accordance with the prospectus contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,





/s/ Mary Ellyn Minenko
------------------------
    Mary Ellyn Minenko
    Counsel